Energy Conversion Devices, Inc. Complies with Nasdaq Rule


      ROCHESTER HILLS, Mich., Sept. 23, 2004 - Energy Conversion Devices, Inc. (NASDAQ:ENER) today disclosed that, in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), the independent audit report included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 contained an explanatory paragraph relating to the Company's ability to continue as a going concern. The disclosure in this press release is required under the above Nasdaq rule and does not represent any change to the Company's Annual Report on Form 10-K filed on September 13, 2004 with the Securities and Exchange Commission.

      The explanatory paragraph is not new, as the independent auditor report relating to the Company's financial statements for the fiscal year ended June 30, 2003 included the same explanatory paragraph.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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Contacts:
Stephan Zumsteg, Vice President and CFO      Bruce MacDonald, Liebler!MacDonald
Ghazaleh Koefod, Investor Relations          248.283.1039
Energy Conversion Devices, Inc.
248.293.0440